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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Evolving Systems, Inc.:

        We consent to the incorporation by reference in the registration statement on Form S-3 No. 333-112082 and on Form S-8 (Nos. 333-116085, 333-103655, 333-89438, 333,61446, 333-82473, 333-60779 and 333-58285) of Evolving Systems, Inc. of our report dated March 29, 2005, with respect to the consolidated balance sheet of Evolving Systems, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Evolving Systems, Inc.

KPMG LLP

Denver, Colorado
March 29, 2005

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Consent of Independent Registered Public Accounting Firm